UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 23, 2009
Global Traffic Network, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-51838 (Commission File Number)	33-1117834 (IRS Employer Identification No.)

880 Third Avenue, 6th Floor, New York, New York (Address of principal executive offices)	10022 (Zip Code)
(212) 896-1255
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.
     On July 23, 2009, the registrant (the “Company”) terminated all contingent earn-out payment obligations associated with the Company’s acquisition of The Unique Broadcasting Company Limited (since renamed Global Traffic (UK) Commercial Limited), the subsidiary of UBC Media Group plc that previously housed its Commercial Division operations. The acquisition was accomplished through the purchase of the entire share capital of The Unique Broadcasting Company Limited by Global Traffic Network (UK) Limited, the Company’s wholly-owned subsidiary based in the United Kingdom, pursuant to a Share Purchase Agreement dated February 1, 2009 (the “Purchase Agreement”). The acquisition was completed effective March 1, 2009.
     Pursuant to the Purchase Agreement, UBC Media Group was eligible to receive cash “earn-out” compensation based upon the financial performance of the acquired business during each of the 2009, 2010 and 2011 calendar years. For 2009, UBC Media Group was to receive a £1.0 million payment if the acquired business generated 2009 revenue of at least £11.0 million, with the amount of the payment increasing based on a graduated schedule of 2009 revenue, up to maximum of £5.5 million if the acquired business generated 2009 revenues of £13.6 million or greater. For each of 2010 and 2011, UBC Media Group was to receive earn-out payments equal to 50% of the amount by which revenue from the acquired business exceeded £12.0 million or £12.5 million, respectively. On July 23, 2009, the parties amended the Purchase Agreement to extinguish all of the above referenced contingent earn-out payment obligations in exchange for an immediate £1.95 million cash payment to UBC Media Group.
     The foregoing descriptions of the Purchase Agreement and the amendment thereto are qualified in their entireties by reference to the full text of the Purchase Agreement, a copy of which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on February 3, 2009, and the amendment to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this report. Each is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officer; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 25, 2009, Mr. Dale C. Arfman, the Company’s Treasurer and Secretary and a member of its Board of Directors, resigned as an employee and an officer of the Company. In conjunction with his resignation, the Company entered into a letter agreement with Mr. Arfman pursuant to which the Company agreed to pay Mr. Arfman a one time $6,000 payment and additional monthly payments of $10,416.67 until June 30, 2010, during which time Mr. Arfman has agreed to provide services to the Company in a consulting capacity. The letter agreement, which also provides for a customary release of claims by Mr. Arfman, may be revoked by either the Company or Mr. Arfman until August 1, 2009, at which time it will become effective. A copy of the letter agreement is attached as Exhibit 10.2 to this report.
     Mr. Arfman was a co-founder of the Company and has served as its Treasurer and Secretary since September 2005. Mr. Arfman remains a member of the Company’s Board of Directors.

Item 8.01.	Other Events.
     Contemporaneously with amending the Purchase Agreement, Global Traffic (UK) Commercial Limited entered in a separate agreement with UBC Media Group pursuant to which Global Traffic (UK) Commercial Limited assigned the assets of its Intamedia division back to UBC Media Group for a purchase price of £50,000. Although entered into by the parties on July 23, 2009, this agreement is retroactively effective as of July 1, 2009. The Intamedia division, which provides sponsorship, promotion and radio marketing services, was previously included within the Commercial Division operations acquired from UBC Media Group. In connection with the transfer of the Intamedia division, the Company granted UBC Media Group and its Chief Executive, Simon Cole, limited releases from existing noncompetition covenants with regards to the Intamedia business line only.
     On July 23, 2009, the Company issued the press release attached as Exhibit 99.1 to this report, which is also incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
10.1	Deed of Amendment to Share Purchase Agreement Relating to The Unique Broadcasting Company Limited dated July 23, 2009 by and among UBC Media Group plc, Global Traffic Network (UK) Limited and Global Traffic Network, Inc.

10.2	Resignation and Consulting Letter Agreement dated July 25, 2009 by and between Global Traffic Network, Inc. and Dale Arfman

99.1	Press release dated July 23, 2009
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Traffic Network, Inc., a Nevada corporation
Date: July 28, 2009	By:	/s/ Scott E. Cody
Scott E. Cody, Chief Operating Officer
and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1
Deed of Amendment to Share Purchase Agreement Relating to The Unique Broadcasting Company Limited dated July 23, 2009 by and among UBC Media Group plc, Global Traffic Network (UK) Limited and Global Traffic Network, Inc.

10.2	Resignation and Consulting Letter Agreement dated July 25, 2009 by and between Global traffic Network, Inc. and Dale Arfman

99.1	Press release dated July 23, 2009